The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                               Filed Pursuant to Rule 424(b)(5)
                                           Registration Statement No. 333-69578

                  SUBJECT TO COMPLETION, DATED MARCH 21, 2002

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 24, 2001)

                                  $

                                [LOGO] STILWELL
                                       FINANCIAL INC.
                     % Public Income NotES (PINES(R)) due 2032

                                 -------------


   We are offering $             of         % Public Income NotES due 2032,
which we refer to in this prospectus supplement as "PINES." The PINES will be our senior obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The PINES will mature on
      , 2032. We will pay interest on the PINES on         ,         ,
and          of each year. The first such payment will be on             ,
2002. We may redeem the PINES, in whole or in part, at any time on or after
       , 2007 at a redemption price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest to but excluding the redemption date. The PINES will be issued in minimum denominations of $25 and integral multiples thereof.

   We intend to list the PINES on the New York Stock Exchange and expect trading in the PINES on the New York Stock Exchange to begin within 30 days after the original issue date. The PINES are expected to trade "flat," meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the PINES that is not included in the trading price.

                                 -------------


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 -------------

                                       Per PINES Total
                                       --------- -----
Public Offering Price.................       %     $
Underwriting Discount.................       %     $
Proceeds to Stilwell (before expenses)       %     $


   The public offering price set forth above does not include accrued interest,
if any. Interest on the PINES will accrue from         , 2002 and must be paid
by the purchaser if the PINES are delivered after         , 2002.

   We have granted the underwriters an option to purchase up to an additional
$         aggregate principal amount of PINES.

   The underwriters are severally underwriting the PINES being offered. The underwriters expect to deliver the PINES in book-entry form only through the facilities in The Depository Trust Company against payment in New York, New
York, on           , 2002.

   "PINES(R)" is a registered service mark of Salomon Smith Barney Inc.


                                 -------------

                             Salomon Smith Barney



                                 -------------


A.G. Edwards & Sons, Inc.
                         Merrill Lynch & Co.
                                                  Morgan Stanley
                                                                    UBS Warburg
Banc of America Securities LLC
                                  Credit Suisse First Boston
                                                               JPMorgan

                , 2002

   You should rely only on the information contained in this prospectus supplement and the base prospectus or to which these documents refer you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the base prospectus or any document incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operation and prospects may have changed since that date.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
Alternative Settlement Date...............................................  S-i
About this Prospectus Supplement..........................................  S-i
Summary...................................................................  S-1
The Offering..............................................................  S-4
Use of Proceeds...........................................................  S-5
Description of the PINES..................................................  S-6
Certain United States Federal Income Tax Considerations...................  S-8
Underwriting.............................................................. S-12
Legal Matters............................................................. S-14
Forward-Looking Information............................................... S-14

                                  Prospectus

                                                                           Page
                                                                           ----
Prospectus................................................................   3
Prospectus Supplement.....................................................   3
Where You Can Find More Information.......................................   4
Forward-Looking Information...............................................   5
Summary...................................................................   6
Use of Proceeds...........................................................   9
Ratio of Earnings to Fixed Charges........................................   9
Description of Debt Securities............................................  10
Description of Capital Stock..............................................  25
Plan of Distribution......................................................  32
Legal Matters.............................................................  32
Experts...................................................................  33

                          ALTERNATIVE SETTLEMENT DATE


   It is expected that delivery of the PINES will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade PINES on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of PINES who wish to trade PINES on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

                       ABOUT THIS PROSPECTUS SUPPLEMENT

   This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to Stilwell. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the notes in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

                                    SUMMARY

   The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read the entire prospectus and prospectus supplement, including the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms "Stilwell," "we," "our," and "us" refer to Stilwell Financial Inc. and its consolidated subsidiaries, unless otherwise specified.

                            Stilwell Financial Inc.

   We are a diversified, international financial services holding company that operates through our subsidiaries and affiliates in North America, Europe and Asia, offering a variety of asset management and related financial services to registered investment companies, retail investors, institutions and individuals. Our total assets under management were approximately $192.2 billion as of December 31, 2001 and our average assets under management totaled approximately $213.5 billion for the year ended December 31, 2001.

   Strategy. Our philosophy has been to encourage autonomy by our subsidiaries in the operation of their businesses. We believe that we have established a strong platform to support future growth in revenues, deriving our strength in large part from the experience and capabilities of our subsidiaries and equity investments as full service providers of asset management and related financial services. The strength of our subsidiaries and equity investments is based on experienced investment and business professionals, solid long-term investment performance, diversified distribution systems, quality customer service, talented support and service staffs, product expertise and enhanced technological infrastructures. To encourage growth, we provide equity incentives for key management employees of our principal subsidiaries through the ownership of stock in the enterprises at which they are employed. In addition, we believe that we benefit from the strong brand name recognition of our subsidiaries and affiliates. We intend to support future growth principally by:

   .   maintaining and enhancing our existing client relationships;

   .   generating growth from new and existing clients;

   .   pursuing strategic acquisitions and alliances; and

   .   strengthening our brand names and brand images.

   The primary entities that comprise our company are the following:

   Janus Capital Corporation ("Janus"), in which we currently hold an approximate 98% interest, is our principal subsidiary representing approximately 95% of our total assets under management at December 31, 2001 and 95% of our revenues and 91% of our net income for the year ended December 31, 2001. Janus and its adviser subsidiaries are registered investment advisers of the Janus Investment Fund, Janus Aspen Series, Janus Adviser Series and Janus World Funds Plc (referred to collectively as the Janus Advised Funds). Additionally, Janus is the adviser or sub-adviser to other investment companies and institutional and individual private accounts, including pension, profit-sharing and other employee benefit plans, trusts, charitable organizations, endowments, foundations and others, referred to collectively as the Janus Sub-Advised Funds and Private Accounts. As of December 31, 2001, Janus had total assets under management of $182.2 billion, of which $152.2 billion were in the Janus Advised Funds and the remainder were in the Janus Sub-Advised Funds and Private Accounts. Janus primarily offers equity portfolios to its investors, which comprised approximately 88% of total assets under management for Janus and its affiliates at December 31, 2001. At December 31, 2001, funds advised by Janus had approximately 5.6 million shareowner accounts.

   Berger Financial Group LLC ("Berger"), a subsidiary in which we own 100% of the preferred interests and approximately 90% of the regular interests, is a registered investment adviser to a group of registered investment companies, referred to collectively as the Berger Advised Funds. Berger also serves as investment sub-adviser to a group of registered investment companies and separate accounts, referred to collectively as the Berger Sub-Advised Funds and Private Accounts. On December 31, 2001, Berger acquired Bay Isle Financial Corporation ("Bay Isle"), an investment adviser to several separate accounts. As of December 31, 2001, Berger had total assets under management in all of these funds and accounts of $8.6 billion, of which the Berger Advised Funds comprised $6.0 billion, Bay Isle comprised $1.1 billion and the remainder represented Berger Sub-Advised Funds and Private Accounts. Funds advised by Berger had approximately 274,000 shareowner accounts as of December 31, 2001.

   Nelson Money Managers Plc ("Nelson"), our 81% owned subsidiary, provides fee-based investment advice and investment management services in the United Kingdom, primarily to individuals who are retired or contemplating retirement. At December 31, 2001, Nelson's assets under management totaled approximately (Pounds)915 million (approximately $1.4 billion at the exchange rate at that date). Nelson provided services for approximately 18,000 individuals as of December 31, 2001.

   DST Systems, Inc. ("DST"), a publicly traded company in which we hold an approximate 33% equity interest, together with its subsidiaries and joint ventures, provides information processing, printing and mailing and computer software services and products to mutual funds, corporations, investment managers, insurance companies, banks, brokers, communications industries and other service industries.

   History. Stilwell was formed on January 23, 1998 by Kansas City Southern Industries, Inc. ("KCSI") as a holding company for the group of businesses and investments that comprised the financial services segment of KCSI, including Janus, Berger, Nelson, DST and other miscellaneous subsidiaries and equity investments. KCSI transferred to Stilwell all of its ownership interests in these entities and certain other financial services related assets, and Stilwell assumed all of KCSI's liabilities associated with the assets transferred, effective July 1, 1999. On July 12, 2000, KCSI effected the spin-off of Stilwell through a special dividend of Stilwell common stock distributed to KCSI's common stockholders of record on June 28, 2000. Stilwell entered into various agreements with KCSI to govern some of the limited ongoing relationships between Stilwell and KCSI during a transitional period after the spin-off and to provide for an orderly transition of Stilwell into a separate company.

                              Recent Developments

  Recent Acquisitions

   Berger completed two recent acquisitions: Bay Isle on December 31, 2001 and Enhanced Investment Technologies, Inc. ("INTECH") on February 28, 2002. Berger expects to market the products of Bay Isle and INTECH.

   Bay Isle is a manager of primarily institutional and private accounts through a value style approach. Bay Isle manages approximately $1.1 billion in assets, which have been included in Berger's consolidated total assets under management as of December 31, 2001. The terms of this transaction did not have a material impact on our results of operation, financial position or cash flows as of and for the year ended December 31, 2001.

   INTECH manages approximately $6 billion in assets for institutional and private clients, using a proprietary mathematical investment process. If the full amount of contingent purchase price payments were made, Berger would pay approximately $68 million for 50.1% of INTECH and has the right to purchase an additional 30% of INTECH over the next two years at a negotiated price.

  Corporate Restructuring of Janus

   On February 15, 2002, Stilwell announced its intention to convert Janus into a limited liability company. Concurrent with the structural change in Janus, approximately 6.2% of the shares of the limited liability company, with a value now estimated at approximately $300 million, is expected to be issued to key Janus employees early in the second quarter of 2002.

   The issuance of share ownership to Janus employees is expected to occur through two grants. The first grant would be a special, one-time share grant equivalent to approximately 5% of the limited liability company, all of which would vest at the end of seven years. This one-time grant would also include opportunities for accelerated vesting, ranging from 20% to 33% annually, if Janus were to meet specified performance targets. The second grant would represent the customary long-term incentive component of key Janus employees' annual compensation packages, and would vest at the end of five years. This grant would also include opportunities for accelerated vesting. The vesting of these grants would be subject to the employees' continued employment with Janus.

   The combined grants, which Janus expects to distribute to approximately 180 key employees (the majority of which would be distributed to Janus' 65-member investment team), are designed to encourage superior investment performance and long-term stability at Janus through additional employee ownership in a tax-efficient organizational structure. The equity program in the limited liability company is also expected to include liquidity provisions that would provide Janus employees with the opportunity to sell up to 50% of their aggregate vested shares to Janus or to Stilwell, with certain restrictions on scheduled liquidity dates at the then-current fair value of the shares.

   Upon the issuance of shares in the limited liability company through the two grants described above, Stilwell would own approximately 92% of Janus, with Janus employees owning the remaining 8% of the company.

   The grants of shares are expected to qualify for fixed accounting under U.S. generally accepted accounting principles, with Janus recognizing a pro rata amount of compensation expense for each year during the vesting period. Using a fixed accounting approach, based on the aggregate value of these grants now estimated at approximately $300 million, we estimate that Janus would record an additional $45 million to $50 million in annual compensation expense associated with these expected grants. However, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board is currently discussing the accounting treatment of profits interests in a limited liability company structure. The discussion is focused on whether profits interests should be recorded under fixed plan accounting similar to restricted stock grants, on a variable basis such as stock appreciation rights, or whether accounting should be based on individual facts and circumstances. Fixed plan accounting would require the current fair value of grants, as determined on the date of grant, to be charged to compensation expense over the vesting period of the grants. Variable accounting would also require future appreciation or depreciation of the profits interests and related earnings to be charged to compensation expense. We cannot predict the position that the EITF will ultimately take, or the effect of such position on the ultimate financial reporting of the initial and future grants. If for any reason (e.g., accounting, tax or other issues) the contemplated restructuring were not completed, we would expect to continue to increase employee ownership of Janus through annual awards of Janus equity under Janus' long term incentive plan.

                                 -------------

   Our principal executive offices are located at 920 Main Street, 21st Floor, Kansas City, Missouri. Our telephone number is (816) 218-2400.

                                 THE OFFERING

Securities Offered... $       of       % Public Income NotES (PINES(R)) due 2032.
Maturity.............                 , 2032.
Interest.............       % per annum on the principal amount, payable quarterly
                      on        ,     ,       , and         , beginning           , 2002.
Optional Redemption.. We may redeem all or a portion of the PINES at any time on or after        ,
                      2007 at a redemption price equal to 100% of the principal amount of the
                      PINES redeemed plus accrued and unpaid interest to but excluding the redemption date.
Ranking.............. The PINES will be our unsecured and unsubordinated obligations, and will rank equal in right of payment to all our existing and future unsecured senior indebtedness. However, the PINES will be effectively subordinated to all existing and future obligations of our subsidiaries. As of December 31, 2001, we had approximately $1,094.2 million of senior indebtedness outstanding and our subsidiaries had no indebtedness for borrowed money outstanding
                      (other than indebtedness owed to, or borrowings from, us).
Form and denomination The PINES will be issued in fully registered, book-entry form, to be issued in denominations of $25 and integral multiples thereof.

                      The PINES will be represented by one or more global notes, deposited with a trustee as a custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.
Use of proceeds...... We estimate that the net proceeds from the offering will be approximately
                      $         million. We intend to use the net proceeds from this offering for our general corporate purposes. See "Use of Proceeds."
Listing.............. We intend to list the PINES on the New York Stock Exchange and expect trading in the PINES on the New York Stock Exchange to begin within 30 days after the original issue date.
Further issuances.... From time to time, without the consent of the holders of the PINES, we may issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the PINES. Any additional debt securities having those similar terms, together with the PINES, will constitute a single series of debt securities under the senior indenture.
Covenants............ The indenture pursuant to which the PINES are issued will include requirements that must be met if we consolidate or merge with, or sell all or substantially all of our assets to, another entity.

                                USE OF PROCEEDS

   We estimate that the net proceeds from this offering will be approximately
$         million, after deducting the underwriting discount and certain offering expenses payable by us. We intend to use the net proceeds of this offering for our general corporate purposes.

   We issued approximately $931 million aggregate principal amount at maturity of zero-coupon convertible notes on April 30, 2001. Pursuant to the terms of the notes, holders of the notes may require us to purchase all or a portion of their notes as of April 30, 2002. The purchase price on that date per $1,000 principal amount at maturity of the notes properly tendered for purchase in accordance with their terms is $748.80. If all the notes were tendered, the total purchase price payable by us would be approximately $697 million. We have the right to elect to pay the purchase price for any notes tendered in cash or in shares of our common stock, and we are required to give a notice to note holders by April 2, 2002 as to the manner of payment elected by us. We presently anticipate that we will announce our election to pay the purchase price for any and all notes tendered in cash. We believe that we have sufficient resources, including cash on hand and available borrowings under our credit facilities, to meet our purchase obligations under the notes if all of the notes were tendered to us for purchase. However, we may choose to use all or a portion of the net proceeds of this offering to finance our purchase obligation under the notes.

                           DESCRIPTION OF THE PINES

General

   We provide information to you about the PINES in two separate documents:

   .   this prospectus supplement; and

   .   the accompanying base prospectus.

   The PINES are a series of "senior debt securities" as described in the accompanying base prospectus. Set forth below is a description of the specific terms of the PINES. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying base prospectus under the caption "Description of Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description of debt securities in the base prospectus and the senior indenture. If the description of the PINES in this prospectus supplement differs from the description of debt securities in the base prospectus, the description of PINES in this prospectus supplement supersedes the description of debt securities in the base prospectus.

   The PINES

   .   will be our unsecured obligations;

   . will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding;

   .   will initially be limited in aggregate principal amount to $         ;
       we may, without the consent of the holders, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the PINES being offered hereby;

   .   will mature on         , 2032;

   . will be issued in minimum denominations of $25 and integral multiples thereof;

   .   will be redeemable at our option, in whole or in part, at any time on or
       after         , 2007 at a redemption price equal to 100% of the
       principal amount of the PINES redeemed, plus accrued and unpaid interest to but excluding the redemption date; and

   .   are expected to be listed on the New York Stock Exchange.

Quarterly Interest Payments

   Interest on the PINES will accrue from         , 2002 at a rate of    % per
year and will be payable initially on         , 2002, and thereafter,
quarterly, on         ,         ,         and         of each year (each, an
"Interest Payment Date"). On an Interest Payment Date, interest will be paid to the persons in whose names the PINES were registered at the close of business on the relevant record date. With respect to any Interest Payment Date, the relevant record date will be one business day prior to such Interest Payment Date.

   The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date falls on a Saturday, Sunday, legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then payment of interest may be made on the next succeeding business day and no additional interest will accrue because of such delayed payment, except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Redemption and Repayment

   The PINES will be redeemable at our option, in whole or in part, at any time
on or after             , 2007 upon not less than 30 nor more than 60 days'
notice, at a redemption price equal to 100% of the principal amount of the PINES redeemed plus accrued and unpaid interest to but excluding the redemption date. Additionally, we may at any time repurchase PINES at any price in the open market and may hold, resell or surrender such PINES to the trustee for cancellation. You will not have the right to require us to repay PINES prior to maturity. The PINES are not subject to any sinking fund provision.

Ranking

   The PINES are obligations exclusively of Stilwell. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries, primarily Janus. As a result, our cash flow and our ability to service our debt, including the PINES, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

   Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the PINES or to provide us with funds for our payment obligations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

   Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the PINES to participate in those assets, would be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. The PINES do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, the PINES are unsecured. Thus, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Trading Characteristics

   We expect the PINES to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the PINES that is not included in their trading price. Any portion of the trading price of a note that is attributable to accrued and unpaid interest will be treated as ordinary interest income for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the PINES. See "Certain United States Federal Income Tax Considerations."

Book-Entry PINES

   The PINES will be issued in the form of one or more global securities in definitive, fully registered form, without interest coupons, held in book-entry form, in denominations of $25 and integral multiples thereof. Each global security will be deposited with the trustee, as custodian for, and registered in the name of, a nominee of The Depositary Trust Company, New York, New York, as depositary. See "Description of Debt Securities--Form and Denomination of Debt Securities," "Description of Debt Securities--Holders of Registered Debt Securities," "Description of Debt Securities--Global Securities," and "Description of Debt Securities--Form, Exchange and Transfer of Registered Securities" in the accompanying base prospectus for a description of registered global securities held in book entry form.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   This section describes the material U.S. federal income tax consequences of owning the PINES we are offering. It applies to you only if you acquire PINES in the offering at the offering price and you hold your PINES as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

   .   a dealer in securities or currencies;

   .   a trader in securities;

   .   a bank;

   .   a life insurance company;

   .   a tax-exempt organization;

   . a person that owns PINES that are a hedge or that are hedged against interest rate risks;

   . a person that owns PINES as part of a straddle, conversion transaction, or other integrated transaction for tax purposes; or

   . a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

   This section is based on the Internal Revenue Code of 1986, or the Code, as amended, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

   If you purchase PINES at other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

   Please consult your tax advisor concerning the U.S. federal income tax consequences of owning PINES in your particular circumstances as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

U.S. Holders

   This subsection describes the U.S. federal income tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of PINES and you are:

   .   an individual who is a citizen or resident of the United States;

   .   a domestic corporation;

   . an estate whose income is subject to U.S. federal income tax regardless of its source; or

   . a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

   If a partnership holds PINES, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding PINES, you should consult your tax advisors.

Payments of Interest

   You will be taxed on interest on your PINES as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Sale or Other Taxable Disposition of the PINES

   Your tax basis in your PINES generally will be its cost. You will generally recognize capital gain or loss on the sale, retirement or other taxable disposition of your PINES equal to the difference between the amount you realize on the sale, retirement or other taxable disposition and your tax basis in your PINES. The PINES are expected to trade "flat," meaning that purchasers would not pay and sellers would not receive any accrued and unpaid interest on the PINES that was not included in the trading price. Amounts received on the sale, retirement or other taxable disposition of the PINES that were attributable to accrued and unpaid interest would be treated as ordinary interest income to the extent such interest had not been previously included in gross income and would not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the PINES. For example, if you were to sell your PINES at a price equal to your purchase price when it had accrued interest not yet paid, you might be treated as receiving ordinary interest income and recognizing a capital loss. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 20% where the property is held more than one year and 18% where the property is held more than five years. The deduction of capital losses is subject to limitations under the Code.

U.S. Alien Holders

   This subsection describes the tax consequences to a U.S. alien holder. You are a U.S. alien holder if you are a beneficial owner of PINES and you are, for U.S. federal income tax purposes:

   .   a nonresident alien individual;

   .   a foreign corporation;

   .   a foreign partnership; or

   . an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from PINES.

   Under U.S. federal income tax law, subject to the discussion of backup withholding below, if you are a U.S. alien holder of PINES:

   . We and other U.S. payors generally will not be required to deduct U.S. withholding tax from payments of interest to you if:

       1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

       2. you are not a controlled foreign corporation that is related to us through stock ownership, and

       3. the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and:

           a. you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person;


           b. the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business;

              i. certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you; and

              ii.to which is attached a copy of the Internal Revenue Service
                 W-8BEN or acceptable substitute form; or

           c. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations.

       Additionally, a foreign partnership holding PINES will be required to provide an Internal Revenue Service Form W-8IMY, and unless it has entered into a withholding agreement with the Internal Revenue Service, to attach an appropriate certification obtained from each of its partners.

   . You generally will not be subject to U.S. federal withholding tax on gain recognized on the sale, exchange or other disposition of your PINES. However, a U.S. alien holder might be subject to tax on such gain if such holder were an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions were met, in which case such holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

   . If interest or gain from a disposition of your PINES were effectively connected with your conduct of a United States trade or business, or if an income tax treaty applies and you were to maintain a United States "permanent establishment" to which the interest or gain were generally attributable, you might be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if you were a U.S. holder. If interest income received with respect to PINES were taxable on a net basis, the withholding tax described above in the first bullet point would not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of PINES also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

U.S. Holders

   In general, if you are a noncorporate U.S. holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your PINES. In addition, we and other payors are required to report to the Internal Revenue Service any payment proceeds of the sale of your PINES before maturity within the United States. Additionally, backup withholding (currently at a 30% rate) would apply to any payments if you were to fail to provide an accurate taxpayer identification number, or you were notified by the Internal Revenue Service that you had failed to report all interest and dividends required to be shown on your federal income tax returns.

U.S. Alien Holders

   In general, payments of principal, premium or interest made by us and other payors to you will not be subject to backup withholding (currently at a 30% rate) and information reporting, provided that the certification requirements described above under "--U.S. Alien Holders" are satisfied or you otherwise establish an exemption.

   In general, payment of the proceeds from the sale of PINES effected at a U.S. office of a broker is subject to both U.S. backup withholding and information reporting. If, however, you are a U.S. alien holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

   . the broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the broker:

       1. an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person; or

       2. other documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations; or

   .   you otherwise establish an exemption.

   If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-U.S. person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the payor has actual knowledge that you are a U.S. person. We and other payors are required to report payments of interest on your PINES on Internal Revenue Service Form 1042-S even if the payments were not otherwise subject to information reporting requirements.

   In general, payment of the proceeds from the sale of PINES effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

   . the proceeds are transferred to an account maintained by you in the United States;

   . the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address; or

   . the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of PINES effected at a U.S. office of a broker) are met or you otherwise establish an exemption.

   In addition, payment of the proceeds from the sale of PINES effected at a foreign office of a broker will be subject to information reporting, but not backup withholding, if the sale is effected at a foreign office of a broker that is:

   .   a U.S. person;

   .   a controlled foreign corporation for United States tax purposes;

   . a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

   .   a foreign partnership, if at any time during its tax year:

       1. one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

       2. such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of PINES effected at a U.S. office of a broker) are met or you otherwise establish an exemption.

                                 UNDERWRITING

   Salomon Smith Barney Inc. is acting as representative of the underwriters named below.

   Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of PINES set forth opposite the underwriter's name.

                                                               Principal
     Underwriters                                           Amount of PINES
     ------------                                           ---------------
     Salomon Smith Barney Inc..............................
     A.G. Edwards & Sons, Inc..............................
     Merrill Lynch, Pierce, Fenner & Smith Incorporated....
     Morgan Stanley & Co. Incorporated.....................
     UBS Warburg LLC.......................................
     Banc of America Securities LLC........................
     Credit Suisse First Boston Corporation................
     J.P. Morgan Securities Inc............................
                                                             -------------
        Total..............................................
                                                             =============

   The underwriting agreement provides that the obligations of the underwriters to purchase the PINES included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the PINES if they purchase any of the PINES.

   The underwriters propose to offer some of the PINES directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the PINES to dealers at the public offering price less a
concession not to exceed $       per $25 note. The underwriters may allow, and
dealers may reallow, a concession not to exceed $          per $25 note on
sales to other dealers. After the initial offering of the PINES to the public, the representative may change the public offering price and concessions.

   The following table shows the underwriting discounts and commissions (expressed as a percentage of the principal amount of the PINES) to be paid by us to the underwriters in connection with this offering.

                                                                     Paid by
                                                                     Stilwell
                                                                     --------
   Per PINES........................................................     %

   Prior to this offering, there has been no public market for the PINES. We intend to list the PINES on the New York Stock Exchange, and we expect trading in the PINES on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the PINES, the underwriters will undertake to sell the PINES to a minimum of 400 beneficial holders.

   The PINES are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the PINES but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the PINES will be liquid.

   We have granted the underwriters an option, exercisable until           ,
2002, to purchase up to an additional $    million aggregate principal amount
of PINES at the public offering price set forth on the cover page of this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated to purchase approximately the same percentage of the additional PINES as the underwriter purchased in the original offering. If the underwriters' option is exercised in full, the total
price to the public would be $    , the total underwriting discounts and
commissions would be $    and total proceeds, before deducting expenses, to us
would be $      .

   In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell PINES in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of PINES in excess of the principal amount of PINES to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the PINES in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of PINES made for the purpose of preventing or retarding a decline in the market price of the PINES while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases PINES originally sold by that syndicate member.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the PINES. They may also cause the price of the PINES to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   We estimate that our total expenses for this offering will be approximately
$        .

   The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

   In addition, affiliates of Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorported and Banc of America Securities LLC are participants in our syndicated credit facilities.

   J.P. Morgan Securities Inc. is an affiliate of JPMorgan Chase Bank, the trustee under the indenture.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

   It is expected that delivery of the PINES will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade PINES on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of PINES who wish to trade PINES on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

                                 LEGAL MATTERS

   Certain legal matters regarding the PINES will be passed upon for Stilwell by Shearman & Sterling, New York, New York, counsel to Stilwell. Certain legal matters regarding the PINES will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                          FORWARD-LOOKING INFORMATION

   Certain information included or incorporated by reference in this document may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, which address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including those risks described under "Risk Factors," as well as other factors that our management has not yet identified. Any such forward-looking statements are not guarantees of future performances and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing.

PROSPECTUS

                                 $800,000,000

                            STILWELL FINANCIAL INC.

                                 COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES

                               ----------------

      This prospectus contains summaries of the general terms of these securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

                               ----------------

      This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement.

                               ----------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

              The date of this prospectus is September 24, 2001.

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
Prospectus.........................   3

Prospectus Supplement..............   3

Where You Can Find More Information   4

Forward-Looking Information........   5

Summary............................   6

Use of Proceeds....................   9

Ratio of Earnings to Fixed Charges.   9

Description of Debt Securities.....  10

Description of Capital Stock.......  25

Plan of Distribution...............  32

Legal Matters......................  32

Experts............................  33

                               ----------------

      You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, or any documents incorporated by reference therein, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

                               ----------------

                                  PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities in one or more offerings up to a total amount of $800,000,000, or the equivalent thereof if any of the securities are denominated in a currency, currency unit or composite currency other than the U.S. dollar:

      . our shares of common stock;

      . our shares of preferred stock; and

      . our debt securities.

      The terms of these securities will be determined at the time of the offering.

                             PROSPECTUS SUPPLEMENT

      This prospectus provides you with a general description of the securities we may offer. Each time we sell these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

      The prospectus supplement to be attached to the front of this prospectus will describe: the terms of the securities offered, the initial public offering price, the price paid to us for the securities, net proceeds to us and the other specific terms related to the offering of these securities.

      For more detail on the terms of these securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the SEC:

 Public Reference Room  North East Regional Office Midwest Regional Office
450 Fifth Street, N. W.    7 World Trade Center    500 West Madison Street
       Room 1024                Suite 1300               Suite 1400
Washington, D. C. 20549     New York, NY 10048        Chicago, IL 60661

      You may also obtain copies of the information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N. W., Room 1024, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Stilwell, who file electronically with the SEC. The address of the site is www.sec.gov.

      You can also inspect reports, proxy statements and other information about Stilwell at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus. This prospectus incorporates by reference the documents set forth below that we have filed previously with the SEC. These documents contain important information about us and our finances.

STILWELL SEC FILINGS (FILE NO. 001-15253)                PERIOD
-----------------------------------------                ------
      Current Report on Form 8-K......... Filed on July 13, 2001.
      Quarterly Report on Form 10-Q...... Fiscal quarter ended June 30, 2001.
      Quarterly Report on Form 10-Q...... Fiscal quarter ended March 31, 2001.
      Annual Report on Form 10-K......... Fiscal year ended December 31, 2000.

      All documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus until all of the securities being offered under this prospectus or any prospectus supplement are sold (other than current reports furnished under item 9 of Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.

      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

      Investor Relations
      Stilwell Financial Inc.
      920 Main Street
      21st Floor
      Kansas City, MO 64105-2008
      Tel: (816) 218-2400, Fax: (816) 218-2453
      dpittman@stilwellfinancial.com

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

                          FORWARD-LOOKING INFORMATION

      Certain information included or incorporated by reference in this document may be deemed to be "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, as well as other factors that our management has not yet identified. Any such forward-looking statements are not guarantees of future performances, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing.

                                    SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE, BEFORE MAKING AN INVESTMENT DECISION. WHEN USED IN THIS PROSPECTUS, THE TERMS "STILWELL," "WE," "OUR," AND "US'' REFER TO STILWELL FINANCIAL INC. AND ITS CONSOLIDATED SUBSIDIARIES, UNLESS OTHERWISE SPECIFIED.

                            STILWELL FINANCIAL INC.

      We are a diversified, international financial services holding company that operates through our subsidiaries and affiliates in North America, Europe and Asia, offering a variety of asset management and related financial services to registered investment companies, retail investors, institutions and individuals. Our total assets under management were approximately $257.8 billion at December 31, 2000 and approximately $220.1 billion at June 30, 2001. Our average assets under management totaled approximately $302 billion for the year ended December 31, 2000 and approximately $235 billion for the six months ended June 30, 2001.

      STRATEGY. Our philosophy has been to encourage autonomy by our subsidiaries in the operation of their businesses. We believe that we have established a strong platform to support future growth in revenues, deriving our strength in large part from the experience and capabilities of our subsidiaries and equity investments as full service providers of asset management and related financial services. The strength of our subsidiaries and equity investments is based on experienced investment and business professionals, solid investment performance results, diversified distribution systems, quality customer service, talented support and service staffs, product expertise and enhanced technological infrastructures. To encourage growth, we provide equity incentives for key management employees of our principal subsidiaries through the ownership of stock in the enterprises at which they are employed. In addition, we believe that we benefit from the strong brand name recognition of our subsidiaries and affiliates. We intend to support future growth principally by:

      . maintaining and enhancing our existing client relationships;

      . generating growth from new and existing clients;

      . pursuing strategic acquisitions and alliances; and

      . strengthening our brand names and brand images.

      The primary entities that comprise our company are the following:

            JANUS CAPITAL CORPORATION ("JANUS"), in which we currently hold an approximate 91.6% interest, is our principal subsidiary representing approximately 97% and 96% of our total assets under management at December 31, 2000 and June 30, 2001, respectively, 96% of our revenues and 89% of our net income (exclusive of one-time gains) for the year ended December 31, 2000 and 95% of our revenues and 91% of our net income for the six months ended June 30, 2001. Janus and its adviser subsidiaries are registered investment advisers of the Janus Investment Fund, Janus Aspen Series, Janus Adviser Series, Janus World Funds Plc and Janus Universal Funds referred to collectively as the Janus Advised Funds. Additionally, Janus is the adviser or sub-adviser to other investment companies and institutional and individual private accounts, including pension, profit-sharing and other employee benefit plans, trusts, charitable organizations, endowments, foundations and others, referred to collectively as the Janus Sub-Advised Funds and Private Accounts. As of December 31, 2000, Janus had total assets under management of $248.8 billion, of which $202.5 billion were in the Janus

      Advised Funds and the remainder were in the Janus Sub-Advised Funds and Private Accounts. As of June 30, 2001, Janus had total assets under management of $211.1 billion, of which $173.2 billion were in the Janus Advised Funds and the remainder were in the Janus Sub-Advised Funds and Private Accounts. Janus primarily offers equity portfolios to its investors, which comprised approximately 94% of total assets under management for Janus and its affiliates at December 31, 2000 and at June 30, 2001. At December 31, 2000 and at June 30, 2001, funds advised by Janus had approximately six million shareowner accounts. Janus' total assets under management increased by approximately 700% for the five-year period ended December 31, 2000 and 440% for the five-year period ended June 30, 2001.

            BERGER LLC ("BERGER"), a subsidiary in which we own 100% of the preferred interests and approximately 87% of the regular interests, is a registered investment adviser to a group of registered investment companies, referred to collectively as the Berger Advised Funds. Berger also serves as investment sub-adviser to a group of registered investment companies and separate accounts, referred to collectively as the Berger Sub-Advised Funds and Private Accounts. Berger owns 80% of Berger/Bay Isle Corporation ("Berger/Bay Isle"), a joint venture that acts as investment adviser to privately managed separate accounts. As of December 31, 2000, Berger had total assets under management in all of these funds and accounts of $7.6 billion, of which Berger managed $6.1 billion in the Berger Advised Funds and $1.5 billion in the Berger Sub-Advised Funds and Private Accounts and Berger/Bay Isle separate accounts. As of June 30, 2001, Berger had total assets under management in all of these funds and accounts of $7.7 billion, of which Berger managed $6.1 billion in the Berger Advised Funds and $1.6 billion in the Berger Sub-Advised Funds and Private Accounts and Berger/Bay Isle separate accounts. These funds and accounts had more than 265,000 shareowner accounts as of December 31, 2000 and more than 268,000 shareholder accounts as of June 30, 2001. Berger's total assets under management in all of these funds and accounts increased by approximately 130% for each of the five-year periods ended December 31, 2000 and June 30, 2001.

            NELSON MONEY MANAGERS PLC ("NELSON"), our 80% owned subsidiary, provides investment advice and investment management services in the United Kingdom, primarily to individuals who are retired or contemplating retirement. At December 31, 2000, Nelson's assets under management totaled approximately (Pounds)908 million (approximately $1.4 billion at the exchange rate at that date) and at June 30, 2001, Nelson's assets under management totaled approximately (Pounds)916 million (approximately $1.3 billion at the exchange rate at that date). Nelson provided services for approximately 16,500 individuals as of December 31, 2000 and more than 17,000 individuals as of June 30, 2001. Nelson's total assets under management increased by approximately 115% for the five-year period ended December 31, 2000 and increased by more than 110% for the five-year period ended June 30, 2001.

            DST SYSTEMS, INC. ("DST"), a publicly traded company in which we hold an approximate 33% equity interest, together with its subsidiaries and joint ventures, provides information processing, printing and mailing and computer software services and products to mutual funds, investment managers, insurance companies, banks, brokers, communications industries and other service industries.

      HISTORY. Stilwell was formed on January 23, 1998 by Kansas City Southern Industries, Inc. ("KCSI") as a holding company for the group of businesses and investments that comprised the financial services segment of KCSI, including Janus, Berger, Nelson, DST and other miscellaneous subsidiaries and equity investments. KCSI transferred to Stilwell all of its ownership interests in these entities and certain other financial services related assets, and Stilwell assumed all of KCSI's liabilities associated with the assets transferred, effective July 1, 1999. On July 12, 2000, KCSI effected the spin-off of Stilwell through a special dividend of Stilwell common stock distributed to KCSI's common stockholders of record on June 28, 2000.

Stilwell entered into various agreements with KCSI to govern some of the limited ongoing relationships between Stilwell and KCSI during a transitional period after the spin-off and to provide for an orderly transition of Stilwell into a separate company.

                               ----------------

      Our principal executive offices are located at 920 Main Street, 21st Floor, Kansas City, Missouri. Our telephone number is (816) 218-2400.

                                USE OF PROCEEDS

      Except as may be described in the applicable prospectus supplement that accompanies this prospectus, we intend to add the net proceeds from the sale of the securities under this prospectus to our general funds and use such proceeds for working capital and other general corporate purposes.

      We will determine the allocation of the net proceeds of an offering of securities to a specific purpose, if any, at the time of the offering, and we will describe such allocation in the applicable prospectus supplement.

                      RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                   FISCAL YEAR ENDED DECEMBER 31, SIX MONTHS ENDED,
                                   ------------------------------     JUNE 30,
                                    1996  1997  1998  1999  2000        2001
                                   -----  ----- ----- ----- ----- -----------------
Ratio of earnings to fixed charges 15.98  15.04 22.42 47.14 75.94       17.66

      These ratios include Stilwell and its consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income less equity in earnings of unconsolidated affiliates plus fixed charges and distributed earnings of unconsolidated affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

                        DESCRIPTION OF DEBT SECURITIES

      We may issue debt securities from time to time in one or more series. This section summarizes the general terms and provisions of the debt securities that are common to all series. The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement. You should read the applicable prospectus supplement for the terms of the series of debt securities offered. Because the terms of specific series of debt securities offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

      As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an "indenture." An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The debt securities will be issued pursuant to one or more indentures, which we will enter into with a trustee. When we refer to the "applicable indenture" or "indenture" in this prospectus, we are referring to the indenture under which your debt securities are issued, as supplemented by the supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the applicable indenture. Second, the trustee performs certain administrative duties for us.

      Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. If we refer to particular provisions in an indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the indenture and any supplement thereto that are applicable to you because the indenture, and not this section, defines your rights as a holder of debt securities. The forms of indentures are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information on how to obtain a copy of the indentures.

GENERAL

      The debt securities offered hereby will be unsecured obligations of Stilwell. The debt securities will be either our senior unsecured obligations issued in one or more series and referred to herein as the "senior debt securities," or our subordinated unsecured obligations issued in one or more series and referred to herein as the "subordinated debt securities." The senior debt securities will rank equal in right of payment to all other unsecured and unsubordinated indebtedness of Stilwell. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt securities and the senior indebtedness of Stilwell, as described below under "Subordinated Indenture--Provisions Subordination."

      You should read the applicable prospectus supplement for the terms of the series of debt securities offered. The terms of the debt securities described in such prospectus supplement will be set forth in the applicable indenture and may include the following, as applicable to the series of debt securities offered thereby:

      . the title of the debt securities;

      . whether the debt securities will be senior debt securities or subordinated debt securities of Stilwell;

      . the aggregate principal amount of the debt securities and whether there is any limit on such aggregate principal amount;

      . whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

      . the date or dates, or how the date or dates will be determined, when the principal amount of the debt securities will be payable;

      . the amount payable upon acceleration of the maturity of the debt securities or how this amount will be determined;

      . the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how such interest rate or rates will be determined;

      . the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

      . the date or dates from which any interest will accrue or how such date or dates will be determined;

      . the interest payment dates and the record dates for these interest payments;

      . whether the debt securities are redeemable at our option;

      . whether there are any sinking fund or other provisions that would obligate us to purchase or otherwise redeem the debt securities;

      . the form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities; whether we will have the option of issuing debt securities in "certificated" form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations);

      . the currency or currencies of the debt securities;

      . whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

      . the place or places, if any, other than or in addition to the City of New York, for payment, transfer, conversion and/or exchange of the debt securities;

      . the denominations in which the offered debt securities will be issued;

      . the applicability of the provisions of the applicable indenture described under "defeasance" and any provisions in modification of, in addition to or in lieu of any of these provisions;

      . material federal income tax considerations that are specific to the series of debt securities offered;

      . any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

      . whether the applicable indenture contains any changes or additions to the events of default or covenants described in this prospectus;

      . whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions for such conversion or exchange; and

      . any other terms specific to the series of debt securities offered.

      Unless we indicate differently in the applicable prospectus supplement, the indentures pursuant to which the debt securities are issued will not contain any provisions that give you protection in the event we issue a large amount of debt, or in the event that we are acquired by another entity.

REDEMPTION

      If the debt securities are redeemable, the applicable prospectus supplement will set forth the terms and conditions for such redemption, including:

      . the redemption prices (or method of calculating the same);

      . the redemption period (or method of determining the same);

      . whether such debt securities are redeemable in whole or in part at our option; and

      . any other provisions affecting the redemption of such debt securities.

CONVERSION AND EXCHANGE

      If any series of the debt securities offered are convertible into or exchangeable for shares of our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

      . the conversion price or exchange ratio (or the method of calculating the same);

      . the conversion or exchange period (or the method of determining the same);

      . whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

      . the events requiring an adjustment of the conversion price or the exchange ratio; and

      . any other provisions affecting conversion or exchange of such debt securities.

FORM AND DENOMINATION OF DEBT SECURITIES

DENOMINATION OF DEBT SECURITIES

      Unless we indicate differently in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.

REGISTERED FORM

      We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

BEARER FORM

      We also will have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the securities outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

HOLDERS OF REGISTERED DEBT SECURITIES

BOOK-ENTRY HOLDERS

      We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary's book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

      Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary or its nominee as the holder of the debt securities, and we will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.

      As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system, or that holds an interest through a participant in the depositary's book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

STREET NAME HOLDERS

      In the event that we issue debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in "street name." Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.

      For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from us to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

LEGAL HOLDERS

      Our obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or us, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the legal holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because we are issuing the debt securities only in global form.

      For example, once we make a payment or give a notice to the legal holder of the debt securities, we have no further responsibility with respect to such payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the debt securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

      Notwithstanding the above, when we refer to "you" or "your" in this prospectus, we are referring to investors who invest in the debt securities being offered by this prospectus, whether they are the legal holders or only indirect holders of the debt securities offered. When we refer to "your debt securities" in this prospectus, we mean the series of debt securities in which you hold a direct or indirect interest.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

      If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

      . how it handles securities payments and notices;

      . whether it imposes fees or charges;

      . how it would handle a request for its consent, as a legal holder of the debt securities, if ever required;

      . if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a legal holder of such debt securities;

      . how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

      . if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

      A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that we issue in book-entry form.

      A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "--Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole legal holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a legal holder of the debt security, but an indirect holder of a beneficial interest in the global security.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

      As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the legal holder of the debt securities represented by such global security.

      If debt securities are issued only in the form of a global security, an investor should be aware of the following:

      . An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under "--Special Situations When a Global Security Will Be Terminated."

      . An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "--Holders of Registered Debt Securities" above.

      . An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

      . An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

      . The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in the debt securities. Neither the trustee nor we have any responsibility for any aspect of the depositary's actions or for the depositary's records of ownership interests in a global security. Additionally, neither the trustee nor we supervise the depositary in any way.

      . DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

      . Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of such intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

      In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as "certificated" debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. We have described the rights of direct holders and street name holders under "--Holders of Registered Debt Securities" above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.

      The special situations for termination of a global security are as follows:

      . if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days of such notification;

      . if we notify the trustee that we wish to terminate that global security; or

      . if an event of default has occurred with regard to the debt securities represented by that global security and such event of default has not been cured or waived.

      The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not we or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the legal holders of those debt securities.

FORM, EXCHANGE AND TRANSFER OF REGISTERED SECURITIES

      If we cease to issue registered debt securities in global form, we will issue them:

      . only in fully registered certificated form; and

      . unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

      Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

      Holders may exchange or transfer their certificated securities at the trustee's office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

      Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holders proof of legal ownership.

      If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the location of the office through which any transfer agent acts.

      If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

      If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

PAYMENT AND PAYING AGENTS

      On each due date for interest payments on the debt securities, we will pay interest to each person shown on the trustee's records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. We will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which we will determine the owner of the debt security, as shown on the trustee's records, is also known as the "record date." The record date will usually be about two weeks in advance of the interest due date.

      Because we will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

PAYMENTS ON GLOBAL SECURITIES

      We will make payments on a global security directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "--Global Securities" above.

PAYMENTS ON CERTIFICATED SECURITIES

      We will make interest payments on debt securities held in certificated form by mailing a check on each due date for interest payments to the holder of the certificated securities, as shown on the trustee's records, as of the close of business on the record date. We will make all payments of principal and premium, if any, on the certificated securities by check at the office of the trustee in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security. All payments by check will be made in next-day funds (that is, funds that become available on the day after the check is cashed).

      Alternatively, if a certificated security has a face amount of at least $10,000,000, and the holder of such certificated security so requests, we will pay any amount that becomes due on such certificated security by wire transfer of immediately available funds to an account specified by the holder at a bank in New York City, New York, on the applicable due date for payment. To request payment by wire transfer, the holder must give appropriate transfer instructions to the trustee or other paying agent at least 15 business days before the requested wire payment is due. In the case of any interest payments, the instructions must be given by the person who is shown on the trustee's records as the holder of the certificated security on the applicable record date. Wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

PAYMENT WHEN OFFICES ARE CLOSED

      If payment on a debt security is due on a day that is not a business day, we will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.

      BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

EVENTS OF DEFAULT

      You will have special rights if an Event of Default occurs with respect to your debt securities and such Event of Default is not cured, as described later in this subsection.

WHAT IS AN EVENT OF DEFAULT?

      Unless otherwise specified in the applicable prospectus supplement, the term "Event of Default" with respect to the debt securities offered means any of the following:

      . We do not pay the principal of, or any premium on, the debt security on its due date.

      . We do not pay interest on the debt security within 30 days of its due date.

      . We do not deposit any sinking fund payment, if applicable, with respect to the debt securities on its due date.

      . We remain in breach of a covenant with respect to the debt securities for 60 days after we receive a written notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the debt securities of the affected series.

      . We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

      . Any other Event of Default that may be described in the applicable prospectus supplement, and set forth in the applicable indenture, occurs.

      An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture.

REMEDIES IF AN EVENT OF DEFAULT OCCURS

      If an Event of Default has occurred and has not been cured within the applicable time period, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be immediately due and payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be rescinded by the holders of at least a majority in principal amount of the debt securities of the affected series.

      The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders. Additionally, subject to the provisions of the applicable indenture relating to the duties of the trustee, the trustee is not required to take any action under the applicable indenture at the request of any of the holders of the debt securities unless such holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

      Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your debt securities, the following must occur:

      . You must give your trustee written notice that an Event of Default has occurred and remains uncured.

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

      . The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

      . The trustee must not have taken any action for 60 days after receipt of the above notice, request and offer of indemnity.

      . The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice or request.

      Notwithstanding the above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date for payment.

      Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

      . the payment of principal, or any premium or interest, on the affected series of debt securities; or

      . a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the affected series of debt securities.

      BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE, AND HOW TO DECLARE OR RESCIND AN ACCELERATION OF MATURITY ON THEIR DEBT SECURITIES.

      With respect to each series of debt securities, we will furnish to each trustee, each year, a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the provisions of the indenture applicable to such series of debt securities, or specifying an Event of Default.

MERGER OR CONSOLIDATION

      Unless otherwise specified in the applicable prospectus supplement, the terms of the indentures will generally permit us to consolidate or merge with another entity. We will also be permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless, among other things, the following conditions are met:

      . in the event that we merge out of existence or sell all or substantially all of our assets, the resulting entity must agree to be legally responsible for the debt securities;

      . the merger or sale of all or substantially all of our assets must not cause a default on the debt securities, and we must not already be in default (unless the merger or sale would cure the default) with respect to the debt securities; and

      . we must satisfy any other requirements specified in the applicable prospectus supplement relating to a particular series of debt securities.

MODIFICATION OR WAIVER

      There are three types of changes we can make to any indenture and the debt securities issued thereunder.

CHANGES REQUIRING YOUR APPROVAL

      First, there are changes that we cannot make to the terms or provisions of your debt securities without your specific approval. Subject to the provisions of the applicable indenture, without your specific approval, we may not:

      . change the stated maturity of the principal of, or interest or any additional amounts on, your debt securities;

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

      . reduce the principal amount of, or premium, if any, or interest on, or any other amounts due on your debt securities;

      . reduce the amount of principal payable upon acceleration of maturity of your debt securities;

      . make any change that adversely affects your right to receive payment on, to convert, to exchange or to require us to purchase, as applicable, your debt security in accordance with the terms of the applicable indenture;

      . change the place or currency of payment on your debt securities;

      . impair your right to sue for payment on your debt securities;

      . if your debt securities are subordinated debt securities, modify the subordination provisions in the applicable indenture in a manner that is adverse to you;

      . reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to modify or amend the applicable indenture;

      . reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults of the applicable indenture; or

      . modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants relating to your debt securities.

CHANGES NOT REQUIRING YOUR APPROVAL

      There are certain changes that we may make to your debt securities without your specific approval and without any vote of the holders of the debt securities of the same series. Such changes are limited to clarifications and certain other changes that would not adversely affect the holders of the outstanding debt securities of such series in any material respect.

CHANGES REQUIRING MAJORITY APPROVAL

      Subject to the provisions of the applicable indenture, any other change to, or waiver of, any provision of an indenture and the debt securities issued pursuant thereto would require the following approval:

      . If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of that series.

      . If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities all series affected by the change, with all affected series voting together as one class for this purpose.

      . Waiver of our compliance with certain provisions of an indenture must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture, voting together as one class for this purpose, in accordance with the terms of such indenture.

      In each case, the required approval must be given in writing.

FURTHER DETAILS CONCERNING VOTING

      When taking a vote, we will decide the principal amount attributable to the debt securities in the following manner:

      . For original issue discount debt securities, we will use the principal amount that would be due and payable on the voting date if the maturity of such debt securities were accelerated to that date because of a default.

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

      . For debt securities for which principal amount is not known (for example, because it is based on an index), we will use the formula described in the prospectus supplement relating to such debt securities.

      . For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

      Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment in full or their redemption. Debt securities will also not be eligible to vote if we can legally release ourselves from all payment and other obligations with respect to such debt securities, as described below under "--Defeasance--Full Defeasance."

      We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series of debt securities, such vote or action may be taken only by persons shown on the trustee's records as holders of the debt securities of the relevant series on such record date.

      BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEIR APPROVAL OR WAIVER MAY BE GRANTED OR DENIED IF WE SEEK THEIR APPROVAL TO CHANGE OR WAIVE THE PROVISIONS OF AN APPLICABLE INDENTURE OR OF THEIR DEBT SECURITIES.

DEFEASANCE

      If specified in the applicable prospectus supplement and subject to the provisions of the applicable indenture, we may elect either:

      . to be released from some of the covenants in the indenture under which your debt securities were issued (referred to as "covenant defeasance"); or

      . to be discharged from all of our obligations with respect to your debt securities, except for obligations to register the transfer or exchange of your debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain paying offices or agencies and to hold moneys for payment in trust (referred to as "full defeasance").

COVENANT DEFEASANCE

      In the event of covenant defeasance, you would lose the protection of some of our covenants in the indenture, but would gain the protection of having money and government securities set aside in trust to repay your debt securities.

      Subject to the provisions of the applicable indenture, to accomplish covenant defeasance with respect to the debt securities offered:

      . We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

      . No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

      . We must deliver to the trustee of your debt securities a legal opinion of our counsel to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such covenant defeasance and that such covenant defeasance will not cause you to be taxed on your debt securities any differently than if such covenant defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

      . We must deliver to the trustee of such debt securities a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

      . We must comply with any additional terms of, conditions to or limitations to covenant defeasance, as set forth in the applicable indenture.

      . We must deliver to the trustee of your debt securities an officer's certificate and a legal opinion of our counsel stating that all conditions precedent to covenant defeasance, as set forth in the applicable indenture, had been complied with.

      If we were to accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee were prevented from making payment. In fact, if an Event of Default that remained after we accomplish covenant defeasance occurred (such as our bankruptcy) and your debt securities became immediately due and payable, there might be a shortfall in our trust deposit. Depending on the event causing the default, you might not be able to obtain payment of the shortfall.

FULL DEFEASANCE

      If we were to accomplish full defeasance, you would have to rely solely on the funds or notes or bonds that we deposit in trust for repayment of your debt securities. You could not look to us for repayment in the unlikely event of any shortfall in our trust deposit. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we were to become bankrupt or insolvent.

      Subject to the provisions of the applicable indenture, in order to accomplish full defeasance with respect to the debt securities offered:

      . We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

      . No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

      . We must deliver to the trustee of such debt securities a legal opinion of our counsel stating either that we have received, or there has been published, a ruling by the Internal Revenue Service or that there had been a change in the applicable U.S. federal income tax law, in either case to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such full defeasance and that such full defeasance will not cause you to be taxed on your debt securities any differently than if such full defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

      . We must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

      . We must comply with any additional terms of, conditions to or limitations to full defeasance, as set forth in the applicable indenture.

      . We must deliver to the trustee of your debt securities an officer's certificate and a legal opinion of our counsel stating that all conditions precedent to full defeasance, as set forth in the applicable indenture, had been complied with.

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

SENIOR INDENTURE PROVISIONS

      The senior debt securities will be issued under a senior indenture. The form of senior indenture is an exhibit to the registration statement, of which this prospectus forms a part. The particular terms of a series of senior debt securities will be set forth in the senior indenture, as supplemented by an applicable supplemental indenture, and described in the applicable prospectus supplement. The applicable prospectus supplement and senior indenture, as supplemented, will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that we may incur and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement, the senior indenture, as supplemented, will not require us to maintain any financial ratios or specified levels of our net worth, revenues, income, cash flow or liquidity. We urge you to read the senior indenture as supplemented by the supplemental indenture that is applicable to you because that senior indenture, as supplemented, and not this section, defines your rights as a holder of the senior debt securities.

SUBORDINATED INDENTURE PROVISIONS

      The subordinated debt securities will be issued under a subordinated indenture. The form of subordinated indenture is an exhibit to the registration statement, of which this prospectus forms a part. The particular terms of a series of subordinated debt securities will be set forth in the subordinated indenture, as supplemented by an applicable supplemental indenture, and described in the applicable prospectus supplement. The applicable prospectus supplement and subordinated indenture, as supplemented, will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that we may incur and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement, the subordinated indenture, as supplemented, will not require us to maintain any financial ratios or specified levels of our net worth, revenues, income, cash flow or liquidity. We urge you to read the subordinated indenture as supplemented by the supplemental indenture that is applicable to you because that subordinated indenture, as supplemented, and not this section, defines your rights as a holder of the subordinated debt securities.

SUBORDINATION

      Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, as supplemented, in right of payment to the prior payment in full of all of our senior indebtedness. Our obligation to make payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our senior indebtedness has been made or duly provided for in money or money's worth.

      Notwithstanding the foregoing, unless all of our senior indebtedness has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the subordinated debt securities, such payment or distribution must be paid over to the holders of our senior indebtedness or a person acting on their behalf, to be applied toward the payment of all our senior indebtedness remaining unpaid until all the senior indebtedness has been paid in full. Subject to the payment in full of all our senior indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness.

      By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of the subordinated debt securities. The subordinated indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the subordinated indenture.

      When we refer to "senior indebtedness" in this prospectus, we are referring to the principal of (and premium, if any) and unpaid interest on:

      . our indebtedness (including indebtedness of others guaranteed by us), other than subordinated debt securities issued under a subordinated indenture, whenever created, incurred, assumed or guaranteed, or money borrowed, unless the instrument creating or evidencing such indebtedness or under which such indebtedness is outstanding provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities; and

      . renewals, extensions, modifications and refundings of any of such indebtedness.

      If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of our senior indebtedness outstanding as of a recent date.

INFORMATION CONCERNING THE TRUSTEE

      The Chase Manhattan Bank is the trustee under the indentures. We may maintain deposit accounts and conduct banking and other financing transactions with the trustee in the normal course of business.

GOVERNING LAW

      The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

                         DESCRIPTION OF CAPITAL STOCK

      We are authorized to issue 1,000,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. Of the 10,000,000 shares of preferred stock authorized, 1,000,000 are designated as Series A Preferred Stock. As of June 30, 2001, there were 224,790,650 shares of our common stock issued and 219,559,642 shares of our common stock outstanding. No shares of preferred stock were issued and outstanding as of that date.

      The following are brief summaries of certain material provisions of our certificate of incorporation and bylaws. These summaries do not purport to be complete, and are subject to and are qualified in their entirety by reference to our certificate of incorporation and bylaws, which are filed as exhibits to our annual report on Form 10-K for the fiscal year ended December 31, 2000, which is incorporated by reference in this prospectus. See "Where You Can Find More Information."

DESCRIPTION OF COMMON STOCK

      We may issue shares of our common stock, either separately or together with other securities offered pursuant to this prospectus. Under our certificate of incorporation, we are authorized to issue up to 1,000,000,000 shares of our common stock, par value $.01 per share. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and market prices and dividend information relating to our common stock.

      The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Accordingly, the owners of a majority of the shares of our common stock outstanding have the power to elect all of our board of directors. Each share of our common stock outstanding is entitled to participate equally in any distribution of net assets made to the stockholders in the liquidation, dissolution or winding up of Stilwell and is entitled to participate equally in dividends as and when declared by our board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. All shares of our common stock have equal rights and preferences. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of any series of our preferred stock that we may designate and issue in the future.

DESCRIPTION OF PREFERRED STOCK

      Our certificate of incorporation authorizes our board of directors to issue, from time to time, up to 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, subject to certain limitations prescribed by law. Our board of directors is authorized to fix or alter from time to time the designations, limitations or restrictions of each series of our preferred stock, including:

      . dividend rights;

      . dividend rates;

      . conversion rights;

      . voting rights;

      . liquidation preferences;

      . the designation of each series; and

      . the number of shares constituting each series.

      Because this section is a summary, it does not describe every aspect of the series of preferred stock that we may offer. We urge you to read our certificate of incorporation and the certificate of designation creating your preferred stock because they, and not this description, define your rights as a holder of our preferred stock. We have filed our certificate of incorporation and will file the certificate of designation creating your preferred stock with the SEC. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

      The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below.

GENERAL TERMS

      Unless otherwise specified in the prospectus supplement relating to the preferred stock offered thereby, each series of preferred stock offered will rank equal in right of payment to all other series of our preferred stock, and holders thereof will have no preemptive rights. The preferred stock offered will, when issued, be fully paid and nonassessable.

      You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

      . the title and stated value of the preferred stock;

      . the number of shares of the preferred stock offered;

      . the liquidation preference and the offering price of the preferred stock;

      . the dividend rates of the preferred stock and/or methods of calculation of such dividends;

      . periods and/or payment dates for the preferred stock dividends;

      . whether dividends on the preferred stock are cumulative;

      . the liquidation rights of the preferred stock;

      . the procedures for any auction and remarketing, if any, of the preferred stock;

      . the sinking fund provisions, if applicable, for the preferred stock;

      . the redemption provisions, if applicable, for the preferred stock;

      . whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period or the method of determining the same;

      . whether the preferred stock will have voting rights and, if so, the terms of such voting rights;

      . whether the preferred stock will be listed on any securities exchange;

      . whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such other securities; and

      . any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

      Our authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which our securities may be listed or trade. If the approval of our stockholders is not required for the issuance of shares of our common stock or preferred stock, our board of directors may determine to issue shares without seeking stockholders' approval.

      Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of our company. Our board of directors would make any determination to issue such shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an attempt to acquire our company, including tender offers or other transactions that some, or a majority, of our stockholders might believe to be in their best interests, or in which our stockholders might receive a premium for their stock over the then current market price of such stock.

SERIES A PREFERRED STOCK

      Our board of directors designated 1,000,000 shares of our preferred stock as Series A Preferred Stock. No shares of Series A Preferred Stock are currently outstanding. The shares of Series A Preferred Stock are reserved for issuance upon the exercise of rights described below under "--Certain Antitakeover Effects-- Shareholders' Rights Plan." The following is a summary of some of the material terms of our Series A Preferred Stock:

      . RANK. Our Series A Preferred Stock ranking equal in right of payment to all other series of our preferred stock, unless the terms of such other series of preferred stock provide otherwise, and are not redeemable.

      . DIVIDENDS. Holders of shares of our Series A Preferred Stock are entitled to receive dividends, as, when and if declared by our board of directors, prior to the payment of any dividends on shares ranking junior to the Series A Preferred Stock. With respect to each share of Series A Preferred Stock, such holders are entitled to receive, out of funds legally available for the payment of dividends, cash dividends, payable quarterly, equal to the greater of $10.00 or 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount of all non-cash dividends declared on our common stock, subject to adjustment and certain exceptions. Dividends payable on the Series A Preferred Stock are cumulative and any accrued but unpaid dividend will not bear interest. Additionally, if any dividends or other distributions payable on our Series A Preferred Stock are in arrears, we are restricted from making certain declarations or payments of dividends on shares of stock junior to the Series A Preferred Stock, distributions, redemptions, purchases or other acquisitions of shares of Series A Preferred Stock or any shares of stock ranks equal in right of payment to the Series A Preferred Stock other than in the manner prescribed in the certificate of designation of the Series A Preferred Stock and until all such accrued and unpaid dividends or other distributions have been paid in full.

      . VOTING RIGHTS. Holders of shares of the Series A Preferred Stock vote with the holders of our common stock as one class. Each 1/1000th share of Series A Preferred Stock entitles its holder to one vote on all matters voted on at a stockholders' meeting, subject to adjustment.

      . LIQUIDATION, DISSOLUTION OR WINDING UP. We will not make any distribution on any shares of our capital stock ranking junior to the Series A Preferred Stock in the event of any liquidation, dissolution or winding up of Stilwell, unless the holders of our Series A Preferred Stock have received an amount equal to 1,000 times the aggregate amount to be distributed per share to the holders of our common stock, subject to adjustment.

CERTAIN ANTITAKEOVER EFFECTS

      Our certificate of incorporation, bylaws, shareholders' rights plan and the Delaware General Corporation Law ("DGCL") include provisions that may delay, deter or prevent a future takeover or change in control of Stilwell unless the transaction is approved by our board of directors. These provisions may also render the removal of our directors more difficult and may adversely affect the market price of our common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will encourage our long-term growth without facing the possibility of disruptions that may be caused by the threat of a takeover that is not deemed by our board to be in the best interests of our stockholders.

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BOARD OF DIRECTORS

      Our certificate of incorporation provides that the number of directors on our board will be determined by a majority of our board of directors, but cannot be fewer than three or more than eighteen. Our certificate of incorporation divides our board of directors into three classes, as equal in number as possible, serving staggered, three-year terms. As a result, approximately one-third of our board of directors will be elected each year, and it would take at least two elections of directors for any individual or group to gain control of our board of directors.

      Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on our board resulting from death, resignation, retirement, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office. Any director so elected will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until he or she or his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. No decrease in the number of directors constituting our board shortens the term of any incumbent director. Any director may be removed from office only for cause by the affirmative vote of the holders of the majority of our voting stock; provided, however, that on or after the day that someone becomes an interested stockholder (as defined in our certificate of incorporation), a director may be removed from office for cause only by the affirmative vote of at least 70% of the holders of our voting stock. These provisions prevent a third party from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees. These provisions also prevent a third party from enlarging our board of directors and filling new directorships with its own nominees. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

NO STOCKHOLDER ACTION BY UNANIMOUS WRITTEN CONSENT; LIMITATIONS ON CALL OF SPECIAL MEETINGS

      Our certificate of incorporation and bylaws provide that stockholder action must be taken at a duly called annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Except as otherwise required by law, special stockholder meetings may be called only by the chairman of our board of directors, our chief executive officer or president pursuant to a resolution approved by a majority of our board of directors. These provisions may have the effect of delaying any consideration of a stockholder proposal until the next annual meeting of stockholders unless a special stockholder meeting is called.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

      Our bylaws contain provisions that require that stockholders give us prior notice of their intent to either nominate a director or submit a proposal for consideration at the annual meeting of stockholders. Our bylaws provide that we must receive notice from our stockholders not later than 90 days or earlier than 120 days prior to the anniversary date of the first mailing of our proxy statement for the immediately preceding year's annual meeting of stockholders. Notices from the stockholders must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting and information concerning the stockholder submitting the proposal. The chairperson of the meeting has the power to determine if business is properly brought before the meeting.

      Our advance notice procedures give our board of directors an opportunity to consider the qualifications of the proposed nominees and to inform stockholders of business to be conducted at annual meetings. Such procedures may also have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed.

AMENDMENTS; BUSINESS COMBINATIONS

      In our certificate of incorporation, our board of directors has reserved the right to amend, alter, change or repeal any provisions contained in our certificate of incorporation in the manner prescribed by the DGCL,

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and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 70% of our voting stock, voting together as a single class, shall be required to amend, alter, change or repeal certain additional provisions of our certificate of incorporation and that on and after the day that someone becomes an interested stockholder the affirmative vote of the holders of at least 70% of our voting stock is required to amend, alter, change or repeal certain other provisions of our certificate of incorporation. Our certificate of incorporation further provides that provisions of our bylaws (including the stockholder notice procedure) may be adopted, amended or repealed by our entire board of directors or our stockholders; provided, however, that on and after the day that someone becomes an interested stockholder, the affirmative vote of the holders of at least 70% of our voting stock is required to adopt, amend or repeal, by stockholder action, any provisions of our bylaws. In addition, the affirmative vote of at least 70% of our voting stock, voting together as a single class, is required to enter into certain business combinations (defined broadly to include mergers, consolidations, certain sales or other, dispositions of assets, and certain transactions that would increase certain interested stockholders percentage ownership in our company) with an interested stockholder or its affiliates.

EXPANDED CONSIDERATIONS BY STILWELL'S BOARD OF DIRECTORS WHEN EVALUATING CERTAIN TRANSACTIONS

      Our certificate of incorporation provides that our board of directors, when evaluating a tender offer, exchange offer, merger, consolidation or offer to purchase all, or substantially all, of our properties and assets made by another party, may consider expanded factors, including, without limitation, certain social and economic effects on our present and future customers and employees and those of its subsidiaries, including the impact on investment companies advised or managed by any of our subsidiaries, the social and economic effect on the communities in which we are located or operated, our ability to fulfill our corporate objectives, and the consideration being offered in relation to the current market price of our outstanding shares of capital stock, in relation to our current value in a freely negotiated transaction and in relation to our board of directors' estimate of our future value (including the unrealized value of our properties and assets) as an independent going concern.

DELAWARE BUSINESS COMBINATION STATUTE

      We are subject to the provisions of Section 203 of the DGCL. The DGCL generally prohibits a publicly held company from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the corporation's board of directors or unless:

      . the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder was approved by the corporation's board of directors prior to the date the interested stockholder acquired shares;

      . the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

      . the business combination is approved by a majority of the corporation's board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special stockholders' meeting.

      A business combination includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire Stilwell.

LIMITATION ON LIABILITY

      Our certificate of incorporation requires that we indemnify our officers, directors, employees, agents, trustee, committee members or representatives and any person of any other company or entity who is or was

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

serving at our request as an officer, director, employee, agent, trustee, committee member or representative to the fullest extent permitted under the DGCL. Our directors are not personally liable to our stockholders or us for monetary damages resulting from a breach of fiduciary duty as a director, except under certain circumstances.

SHAREHOLDERS' RIGHTS PLAN

      We entered into a rights plan, dated as of June 14, 2000, with UMB Bank, N.A., as rights agent. In connection with the rights plan, our board of directors declared a dividend with respect to each share of our common stock issued and outstanding at the close of business on June 29, 2000, and prior to the earlier of the date on which any of such rights under the plan become exercisable or the expiration date of such rights. Such dividend comprised a right that, when exercised, entitles its holder to purchase 1/1000ths of a share of our Series A Preferred Stock or, under certain circumstances, other securities of Stilwell, including our common stock, having a market value equal to twice the exercise price of the rights.

      The following is a summary of certain material provisions of the rights plan, but does not restate the rights plan in its entirety. The following summary is subject to, and is qualified in its entirety by reference to, all the provisions of the rights plan, a copy of which was incorporated by reference as an exhibit to our annual report on Form 10-K for the fiscal year ended December 31, 2000. Our annual report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated by reference in this prospectus. See "Where You Can Find More Information."

      . EXERCISE OF RIGHTS. Unless a later date is determined to be applicable by our board of directors, and subject to certain conditions, the rights issued pursuant to the rights plan are not exercisable until the earlier to occur of:

          (1)ten days following a public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock; or

          (2)ten days following the commencement or announcement of an intention to make a tender or exchange offer that would result in an acquiring person or groups owning 15% or more of the outstanding shares of our common stock.

        Upon the earlier to occur of the two events described above, such rights become exercisable by their holders, in whole or in part, at any time thereafter by the timely surrender to the rights agent of a certificate representing such rights and an amount representing the purchase price for the total number of shares of preferred stock or other securities as to which such rights are exercised. Under certain circumstances, if we were involved in a merger or consolidation and were not the surviving entity, or if we were to dispose of more than 50% of our assets or earning power, the rights would also entitle their holders, other than an acquiring person or group, to purchase securities in the surviving entity having a market value of two times the exercise price of such rights.

        Notwithstanding the above, under the rights plan, our board of directors may designate certain offers for all outstanding shares of our common stock as permitted offers, and prevent the rights from being triggered under such circumstances. Our board of directors also has the option to redeem all such rights at a nominal cost.

      . TRANSFER OF RIGHTS. Prior to occurrence of the earlier of the two events described above, such rights will be evidenced only by certificates of our common stock and not separate rights certificates, and such rights will not be transferable separately from the shares of common stock to which such rights are attached. The rights will not at any time be transferable to any person or group who beneficially owns or who will, whether as a result of such transfer or in connection with certain related transactions, beneficially own 15% or more of the outstanding shares of our common stock, subject to certain exceptions.

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

      . EXPIRATION. The rights expire on June 14, 2010, unless earlier redeemed by us or, prior to that date, we consummate a transaction pursuant to certain permitted offers.

      . SUPPLEMENTS AND AMENDMENTS. We may direct the rights agent to supplement or amend any provision of the rights plan without the consent of any holders of such rights prior to the occurrence of the earlier of the two events described above, subject to certain conditions. Thereafter, the rights plan may only be amended without the consent of the holders of such rights to cure any ambiguity, to correct or supplement any provision that is defective or inconsistent with any other provision of the rights plan, to shorten or lengthen any provision relating to time periods in the rights plan, or to change or supplement any provision of the rights plan so long as such amendment or supplement does not adversely affect the holders, other than an acquiring person or group, of such rights. However, we may not at any time supplement or amend the rights plan so as to change the redemption price of the rights, the purchase price payable by the holders of the rights upon an exercise of such rights or the number of 1/1000ths of a share of preferred stock or other securities for which a right is exercisable.

      Our rights plan is intended to encourage a potential acquiring person or group to negotiate directly with our board of directors. It may also delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

TRANSFER AGENT

      The transfer agent and registrar of our common stock is UMB Bank, N.A.

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

                             PLAN OF DISTRIBUTION

      We may sell the offered securities in one or more of the following ways:

      . to or through underwriters;

      . through agents;

      . directly to one or more purchasers; or

      . through a combination of these methods of sale.

      Each prospectus supplement with respect to the offered securities will set forth the terms of the offering of such securities, including:

      . the name or names of any underwriters, dealers or agents;

      . the purchase price of the offered securities and the net proceeds to us from such sale; and

      . any underwriting discounts, commissions or other items constituting underwriters or agents compensation.

      We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

      In connection with the sale of the offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.

      We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, our affiliates or us in the ordinary course of their businesses.

      If so indicated in the prospectus supplement relating to a particular series of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

                                 LEGAL MATTERS

      The validity of the debt securities will be passed upon for Stilwell by Shearman & Sterling, New York, New York, counsel to Stilwell. The validity of the shares of common stock and preferred stock will be passed upon for Stilwell by Gwen E. Royle, Vice President--Legal and Corporate Secretary of Stilwell Financial Inc. Ms. Royle also owns shares and stock options in Stilwell.


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                                    EXPERTS

      The financial statements of Stilwell and DST Systems, Inc., incorporated in this prospectus by reference to Stilwell's Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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================================================================================

                                  $

[LOGO]   STILWELL
FINANCIAL INC.

                   %  Public Income NotES (PINES(R)) due 2032

                                   --------

                             PROSPECTUS SUPPLEMENT

                                            , 2002

                                   --------

                             Salomon Smith Barney
                           A.G. Edwards & Sons, Inc.
                              Merrill Lynch & Co.
                                Morgan Stanley
                                  UBS Warburg

                        Banc of America Securities LLC
                          Credit Suisse First Boston
                                   JPMorgan

================================================================================